As filed with the Commission on June 28, 2001           File No. 333-___________


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM SB-2/A
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                                (Amendment No. 1)


                             ISemployment.com, Inc.
                 (Name of small business issuer in its charter)

        Wyoming                       8742                       86-0970152
(State or Jurisdiction of    (Primary Standard              (I.R.S. Employer
 incorporation or             Industrial Classification      Identification No.)
 organization)                Code)

            213-380 Pelissier Street, Windsor, Ontario N9A 6W8 Canada
                    (Address of principal executive offices)

            213-380 Pelissier Street, Windsor, Ontario N9A 6W8 Canada
(Address of principal place of business or intended principal place of business)

                                  Scott Murray
                            213-380 Pelissier Street,
                 Windsor, Ontario N9A 6W8 Canada (519) 258-8318
            (Name, address and telephone number of agent for service)
                           --------------------------
                                    copy to:
                           David J. Levenson, Esquire
                          Scott M. J. Anderegg, Esquire
                      Troutman Sanders Mays & Valentine LLP
                       1660 International Drive, Suite 600
                             McLean, Virginia 22102
                      (703) 734-4328, (FAX) (703) 734-4340

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


         If this  form is a  post-effective  amendment  filed  pursuant  to Rule
462(c) under the Securities Act, check the following box and list the Securities the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this  form is a  post-effective  amendment  filed  pursuant  to Rule
462(d) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration statement for the same offering. / /

         If delivery of the  prospectus  is expected to be made pursuant to Rule
434 under the Securities Act, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE
=====================================================================================================
Title of Each Class              Dollar          Proposed          Proposed              Amount of
Securities                       Amount to be    Maximum           Maximum               Registration
to be Registered                 Registered      Offering Price    Aggregate Offering    Fee
                                                 Per Unit          Price
-----------------------------    ------------    --------------    ------------------    ------------
Common Stock, $.001 par value     $2,000,000         $2.00             $2,000,000            $500


                            ------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================
                                   PROSPECTUS
                             ISEMPLOYMENT.COM, INC.

                1,000,000 Shares Of Common Stock, $.001 Par Value

         We are offering a maximum of 1,000,000 shares and a minimum of 250,000 shares of our common stock, $.001 par value per share, at an initial offering price of $2.00 per share on a best efforts basis. We must sell a minimum of 250,000 shares of our common stock if any shares are to be sold. The offering will terminate on September 30, 2001 unless extended up to 60 additional days by ISEmployment. Proceeds from the sale of shares prior to the sale of 250,000 shares will be deposited into an escrow account. If 250,000 shares have not been sold by the termination of this offering, all funds received from investors will be promptly returned, without interest. ISEmployment will be receiving all proceeds from the sale of shares and will bear all of the expenses of the registration of the shares.

         If 250,000 shares are sold, ISEmployment will receive $500,000 and if all 1,000,000 shares are sold ISEmployment will receive $2,000,000. ISEmployment's common stock is not currently listed or quoted on any market or quotation medium or system.

                            ------------------------

         See "Risk Factors" beginning on page 3 for a discussion of certain factors that should be considered by investors.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------

                  The date of this prospectus is June 28, 2001

================================================================================

================================================================================


================================================================================

                             ISemployment.com, Inc.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus summary..........................................................   1
Selected financials.........................................................   1
Risk factors................................................................   3
Use of proceeds.............................................................   6
Market for the shares.......................................................   6
Management's discussion and analysis of financial condition
     and results of operations..............................................   7
Business....................................................................   9
Description of securities...................................................  13
Management..................................................................  13
Related transactions........................................................  15
Indemnification of officers and directors...................................  15
Plan of distribution........................................................  15
Legal matters...............................................................  16
Experts.....................................................................  16
Additional information......................................................  16
Index to Financial Statements............................................... F-1

                               Prospectus Summary


ISEmployment.com, Inc.

         ISEmployment is an Internet based development stage company which will provide human resources and recruiting services on-line. Our site will differentiate itself from other employment-related sites by creating a virtual human resources center and a virtual recruitment and selection system. Our targeted market is corporations in the United States which are recruiting information systems professionals, with an emphasis on qualified foreign candidates.

         The executive offices of ISEmployment are located at 213-380 Pelissier Street, Windsor, Ontario N9A 6W8, Canada. The telephone number is (519) 258-8318.

The offering

         ISEmployment is offering a maximum of 1,000,000 and a minimum of 250,000 shares of its common stock at $2.00 per share on a best efforts basis.

Common Stock Registered for Sale...............................1,000,000 shares
Common Stock Outstanding prior to the Offering...................600,000 shares
Common Stock Outstanding after the Offering (maximum)..........1,600,000 shares
Common Stock Outstanding after the Offering (minimum)............850,000 shares





                             Selected Financial Data

         The following selected consolidated financial data should be read in conjunction with "Management's discussion and analysis of financial condition and plan of operations" and the consolidated financial statements, including the accompanying notes, included elsewhere in this prospectus. The statement of operations data for the years ended September 30, 2000, 1999 and 1998 and the balance sheet data at September 30, 2000, 1999 and 1998 are derived from ISEmployment's audited financial statements, included elsewhere in this prospectus, and include all adjustments that ISEmployment considers necessary for a fair presentation of the financial position and results of operations at that date and for such periods.


                             Summary Operating Data

                                                    For the twelve months ended September 30, 1998, 1999, 2000
                                                    ----------------------------------------------------------
                                                                      (proforma and unaudited)
                                                                      ------------------------

                                                          September 30,    September 30,    September 30,
                                                          -------------    -------------    -------------
Statement of Income Data:                                       1998             1999             2000
                                                                ----             ----             ----
Net sales .......................................         $        --      $        --      $        --

System Development Costs ........................                  --               --            150,537

Gross profit ....................................                  --               --           (150,537)

General and administrative expenses .............                    25               25           71,165

Income (loss) from operations ...................                   (25)             (25)        (221,702)

Provision for income taxes ......................                  --               --               --

Net income (loss) ...............................         $         (25)   $         (25)   $    (221,703)

Net income per common share (loss) ..............         $       (0.00)   $       (0.00)   $       (0.25)

Weighted average common shares outstanding(1) ...             1,000,000        1,000,000          900,000


                                                          September 30,                     September 30,
                                                          -------------                     -------------
                                                                2000                              1999
                                                                ----                              ----
Balance Sheet Data: .............................             Actual        Adjusted(2)         Actual
                                                              ------        -----------         ------

Working capital (deficit) .......................         $    (221,702)   $   1,752,798    $       (--)

Total assets ....................................                 6,056        1,980,556             --

Total debt ......................................               227,758          227,758             --

Total stockholders' equity (deficit) ............         $    (221,702)   $   1,752,798    $       (--)


                                                          September 30,    September 30,    September 30,
                                                          -------------    -------------    -------------
                                                                1998             1999             2000
                                                                ----             ----             ----


Cash ............................................         $        --      $        --      $       2,944

Accounts receivable .............................                  --               --               --

Property & equipment ............................                  --               --               --

Other assets ....................................                  --               --              3,112

Total assets ....................................                  --               --              6,056

Accounts payable, capital leases ................                  --                 50           20,719

Checks issued in excess of cash .................                  --               --                626

Loans/advances payable-short-term ...............                  --               --            206,413

Long term debt ..................................                  --               --               --

Stockholders' equity ............................                  --                (50)        (221,702)

Total liabilities and stockholders' equity ......         $        --      $        --      $       6,056


(1) Based on 1,000,000 shares issued and outstanding for the period ending September 30, 1998 and 1999 and June 30, 2000.
(2) As adjusted shows the net effect of the offering and the use of net proceeds.

                                  Risk Factors

         An investment in our shares involves a high degree of risk. The achievement of our business objectives is subject to a number of market and other factors beyond our control, and our future prospects are speculative.

We face significant competition with competitors who have significantly greater financial resources.

         While we provide a "total solution" content program at our Internet site, many of these competitors offer one or more Internet sites with information products similar to individual items we will provide over the Internet; and many of these competitors may have significantly greater financial resources than we do. These financial resources could be deployed to more aggressively compete on the Internet or through more traditional media, to our disadvantage, at any time.

         We expect competition to persist and intensify. Competitors using other media to deliver information products could adapt their businesses to include the Internet as a medium for delivering their products. Competitors could develop or offer services that provide significant performance, price, creative or other advantages over those offered by us, and any competitor or group of competitors could have a material adverse effect on our business.

We will require additional funds to achieve our current business strategy.

         We will require more capital to achieve our current business strategy. If such funds are unavailable we may have to substantially curtail operations or cease operations altogether. As we require additional funds to sustain our planned expansion and growth we will have to seek additional equity or other financing. Such financing may not be available. Even if it is, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms.

         We cannot guarantee that we will be able to obtain additional financing as we need it. When our operations require additional financing, if we are unable to obtain it on reasonable terms, we could be forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

We do not have an underwriter for our offering. The lack of an underwriter may result in only the minimum offering being sold, which increases the risk of your losing your investment.

         This offering is being offered by us without the assistance of an underwriter. An underwriter typically has access to a pool of investors who may be interested in purchasing shares offered by the underwriter. We do not have such a pool of investors who may be interested in purchasing our shares which increases the likelihood that we may only sell enough shares to meet over minimum offering. If we only sell the minimum of shares offered or we sell less than the maximum of shares offered, then there is a greater likelihood that we will not have sufficient funds to carry out our business plan. If we cannot carry out our business plan it is possible that you could lose your investment.

If the Internet proves not to be a viable commercial marketplace, it could have a material adverse effect on our business.

         We expect almost all of our future revenue to come from services we will offer over the Internet. The business use of the Internet is still in its infancy, and it is possible that the Internet may not prove to be a viable commercial marketplace. Known issues in this regard include inadequate development of Internet infrastructure to date, competing technology, delays in the development of new standards and protocols required for handling increased Internet activity and the possibility of significant government regulation (locally, nationally and internationally). Moreover, concerns over the security of Internet transactions and the privacy of users may inhibit the growth of the Internet, particularly as a means of conducting commercial transactions. To the extent that our activities involve the storage and transmission of proprietary information, security breaches could expose us to a risk of loss or litigation and possible liability. We cannot assure you that contractual provisions attempting to limit our liability in such areas will be adequately implemented or enforceable, or that other parties will accept such contractual provisions as part of our agreements.

         We have not fully resolved some other critical issues concerning our use of the Internet, including reliability, cost, ease of deployment, administration and quality of service. This may affect our ability to maintain our business, expand marketing, improve communications and increase business efficiencies.

         If we do not successfully develop new and enhanced Internet services, our revenues could be adversely impacted.

         Business on the Internet is characterized by:

o        rapid technological change;

o        frequent changes in user requirements and preferences;

o frequent new product and service introductions embodying new processes and technologies; and

o evolving industry standards and practices that could render our information delivery practices obsolete.

         Our success will depend partly on our ability to improve our existing services, develop new service offerings, use Web technology to enhance our existing offerings, extend our market reach, and respond to technological advances, emerging industry standards and competitive offerings. We cannot assure you that we will be successful in these endeavors.

         Evolving Internet technology and standards increase the risk that system interruptions will occur. Our Internet operations are also vulnerable to interruption by fire, power loss, telecommunications failure and other events beyond our control. System interruptions that result in the unavailability of our Web site, or slower response times for users, could reduce the fees we collect from consumers and businesses using our database information over the Internet.

We have no operating history or any revenues or earnings from operations.

         We have has no significant assets or financial resources. We have operated at a loss to date and will, in all likelihood, continue to have operating expenses without corresponding revenues.

An investment in our common stock may be very illiquid and we have never paid cash dividends.

         Our shares are not traded on any exchange or bulletin board and there is currently no broadly followed "established trading market" for our shares, and we cannot assure you that any such market will ever develop or be maintained. The absence of an active trading market would reduce the liquidity of an investment in our shares.

Our shares are deemed "penny stock" and are subject to additional market disclosure.

         A penny stock is generally defined to be any equity security not listed on NASDAQ or a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions. Our shares are not currently traded on NASDAQ or a national exchange and, therefore, our shares would be deemed penny stocks for purposes of the Exchange Act if and at any time our shares trades below $5.00 per share. In such case, trading in our shares would be regulated pursuant to "penny stock" rules. These rules may limit the ability or willingness of brokers and other market participants to make a market in our shares and may limit the ability of our shareholders to sell in the secondary market, through brokers, dealers or otherwise. We also understand that many brokerage firms will discourage their customers from trading in shares falling within the "penny stock" definition due to the added regulatory and disclosure burdens imposed by these Exchange Act rules.

A large percentage of our stock is owned by relatively few people, including officers and directors.

         As of the date of this prospectus, our officers and directors beneficially owned or controlled a total of approximately 400,000 shares, or approximately 66% of our outstanding common stock. If you purchase shares covered by this prospectus, you may be subject to certain risks due to the concentrated ownership of our common stock. For example, these stockholders could, if they were to act together, affect the outcome of other stockholder votes which could, among other things, affect elections of directors, delay or prevent a change in control or other transaction that might be beneficial to you as a stockholder.

Technology and Internet stocks have been and may continue to be volatile.

         The market for Internet and technology related stocks generally have been subject to wide fluctuations in price and volume that often appear to be unrelated to the operating success of these companies. Such volatility can present risks for investors. Moreover, such volatility often leads to securities litigation brought by investors who are seeking to recoup losses resulting from rapid and significant drops in price and/or volume.

We have had losses since our inceptions and we are likely to have losses for the foreseeable future raising doubts about our ability to continue as a company.

         We have had losses since our inception. We currently have no sales and the accounts payable and future commitments exceed our cash balance. We have a working capital deficit of $378,142. It is likely that we will continue to lose money for the foreseeable future. These factors raise substantial doubt about our ability to continue as a company. In order to continue as a company, develop and commercialize our technology and achieve a profitable level of operations, we will need additional capital or financing. We hope to obtain additional capital through this offering and to pay for some services by using common stock. If we fail to obtain additional capital or financing on reasonable terms to achieve our business plan, you may lose your investment.

If we only raise the minimum offering, $500,000, we may not have sufficient capital to fully proceed with our business plan.

         We believe that if we raise $500,000 from the 250,000 share minimum offering, this will allow us to launch our web site. However, to the extent that we sell less than the maximum offering of 1,000,000 shares, we could not aggressively market our services, build our sales force and staff, enhance our web site functionality and build strategy alliances with other web based companies. Our inability to fully proceed with our business plan may result in our having to restructure, file bankruptcy, sell assets or cease operations. Any of these actions would likely result in you losing most or all of your investment.

                           Forward-looking Information

         Some of the statements contained in the prospectus summary and throughout this prospectus regarding matters that are not historical facts, such as statements regarding ISEmployment's growth strategy, are forward-looking statements as such term is defined in the Securities Act of 1933. Since these forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially include, but are not limited to, those in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Business," as well as those discussed throughout in this prospectus.

                                 Use of Proceeds

         If all 1,000,000 shares are sold, the maximum offering of $2,000,000 in proceeds for the ISEmployment, the proceeds would be used for finalization of the web site's screen design and site layout and as working capital for general corporate purposes of the company. If 250,000 shares are sold, the minimum offering of $500,000 in proceeds for the company, the proceeds would be used to finalize and lunch the web site for operations. To the extent that less than the minimum offering process are obtained, the proposed use of proceeds will be limited.

                              Market for the Shares

         ISEmployment's common stock is not listed or quoted at the present time, and there is no public market for ISEmployment's common stock. There can be no assurance that a public market for ISEmployment's common stock will ever develop. The offering price is based on management's perceived demand for the shares and the current trading price for similar companies.

Dividend policy

         ISEmployment has never declared or paid cash dividends on its capital stock. ISEmployment currently intends to retain earnings, if any, to finance the growth and development of its business and does not anticipate paying any cash dividends in the foreseeable future.

Holders

         As of the date of this prospectus, there are 30 shareholders of record.

                Management's Discussion and Analysis of Financial
                        Condition and Plan of Operations

         We ask that you read the following discussion in conjunction with ISEmployment's Financial Statements, including the Notes thereto, which appear elsewhere in this prospectus.

         ISEmployment as of September 30, 2000, had not engaged in any operations other than organizational and developmental matters. ISEmployment is an Internet based development stage company, which will provide human resources and recruiting services on-line. ISEmployment's site will differentiate itself from other employment-related sites by creating a virtual human resources center and a virtual recruitment and selection system. ISEmployment's targeted market will be providing its services to United States corporations, which are recruiting Information Systems.

         ISEmployment is a development stage company. In order to fund operations through September 30, 2000, that company has relied on funding raised from the issuance of notes payable to various unrelated parties. These notes payable are convertible in common stock of ISEmployment.

                              RESULTS OF OPERATIONS

       FISCAL YEAR ENDED SEPTEMBER 30, 2000 COMPARED TO FISCAL YEAR ENDED
                               SEPTEMBER 30, 1999

         SYSTEM DEVELOPMENT EXPENSES. System development expenses consist primarily of programming and other Internet based expenses. Development expenses were $150,500 for the year ending period September 30, 2000 compared to none for the year ending September 30, 1999.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of personnel costs related to general management functions, finance, accounting, payroll expenses and professional fees related to legal, audit and tax matters. General and administrative expenses were $71,200 for the year ending September 30, 2000 compared to $25 for the year ending September 30, 1999.

         INCOME TAXES. ISEmployment has no income tax provision for the periods presented due to its net operating loss and valuation allowance for deferred tax assets. The net operating loss may be carried forward for up to 20 years. As such, ISEmployment does not anticipate any liability for income taxes for the fiscal year ended September 30, 2000. See Note 6 to financial statements.

         INFLATION. Management believes that there was no material effect on operations or the financial condition of ISEmployment as a result of inflation in 2000.

LIQUIDITY AND CAPITAL RESOURCES

         ISEmployment's cash requirements have exceeded its cash flow from operations. ISEmployment historically has satisfied cash requirements through borrowings. As of September 30, 2000, the company had $2,900 cash and/or cash equivalents.

         ISEmployment's success will be dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain financing or refinancing as may be required, and ultimately to attain profitability. ISEmployment believes that it has insufficient cash resources to fund ISEmployment's operations through fiscal 2001. ISEmployment as of September 30, 2000 did not have any current arrangements or commitments for any future financing. ISEmployment may not be able to obtain sufficient financing to satisfy its cash requirements. ISEmployment may be required to obtain financing on terms that are not favorable to it and its shareholders. If ISEmployment is unable to obtain additional financing when needed, it may be required to delay or scale back, which could have a material adverse effect on its business, financial condition and results of operations.

         ISEmployment has financed its operations through the issuance of notes payable by ISEmployment. ISEmployment had a working capital deficit of $221,700 at September 30, 2000. ISEmployment estimates that it will need additional funds for on-going web site development, marketing, promotions, and for general working capital purposes over the next 12 months, including ISEmployment's plans to hire additional full time management personnel and acquire additional office space.

         Net cash used in operating activities was $62,300 during the year ending September 30, 2000. The usage of cash is primarily attributable to the net operating loss including system development costs of $150,500, partially offset by an assumption of a $96,600 loan, assumption of $42,100 in advances payable and an increase in accounting expenses of $20,000. During the year ending September 30, 2000, ISEmployment was in its development stage and did not generate any revenues. During 2001, management expects that ISEmployment will generate revenues through advertising and sponsorships, and fees and commissions on transactions and sales occurring through its web site.

         Net cash used in investing activities was $3,100 during the year ending September 30, 2000, representing payments and advances to related parties.

         Net cash provided by financing activities was $68,300 during the year ending September 30, 2000, representing proceeds of $206,400 from issuance of notes payable subject to conversion rights, offset by repayments of obligations of $138,700.

         ISEmployment's financial statements have been prepared assuming that it will continue as a going concern. ISEmployment's losses from operations since its inception and ISEmployment's on going need for capital to finish the development of the database, raise substantial doubt as to its ability to continue as a going concern.

         Management believes that cash expected to be generated from operations, current cash reserves, and existing financial arrangements will not be sufficient for ISEmployment to meet its capital expenditures and working capital needs for its operations as presently conducted. ISEmployment's future liquidity and cash requirements will depend on a wide range of factors, including expected results from operations as revenues are generated. In particular, as the company does not expect cash flows from operations to be sufficient in the next twelve months, the company is considering raising capital either through a private placement or an initial public offering. There can be no assurance that such capital would be raised in sufficient amounts to meet ISEmployment's financial need in the next twelve months.

                                    Business

         ISEmployment is a development stage company, which will provide on-line human resources and recruiting services for the information systems industry. ISEmployment's website and on-line service is anticipated to be operational by the fourth quarter of 2001. Our on-line human resources and recruiting services specifically address the market in the United States for information system professionals and also provides a cost effective mechanism for employers to access the relative abundance of qualified foreign candidates. Further, our on-line services can be used as an effective out-placement facility for companies that are downsizing. This service is different from the job and resume posting sites currently available on the Internet by providing virtual human resources center and a virtual recruitment and selection system. The system also contains an advance module that simplifies the hiring of foreign workers.

         ISEmployment's site requires the candidate to input his or her personal information, which includes name, address, and location preference, wage expectancy and job position sought. A candidate is required to detail his or her hardware and software experience, showing both years experience as well as age of experience. This information is gathered by a precise technical application, a project resume and a section which allows the candidate to "paste" a version of his or her resume (candidates' resumes will be searched using a "keyword" search application). The candidate will then be required to complete a soft skill evaluation section of the database. This section will allow the potential employer a brief insight into the candidate's personality. The system will then ask the candidate to input three work-related references that will be verified by ISEmployment's human resources assistants. Once completed, the reference checks will be available for potential employers to view on-line. If applicable, the candidate will be asked to fill out the immigration questionnaires that will be presented as a form letter once the process is complete. The pre-immigration screen will cover questions related to inadmissibility issues, such as prior arrests, convictions and refused entry into the United States of America. This visa assistance is for TN (NAFTA) visas only. If the candidate requires additional information or immigration assistance, he or she will be linked automatically to approved immigration lawyers. Once the data is entered into the database, one of ISEmployment's human resources assistants will contact the candidate to check for truth and accuracy. Once this is completed, the information becomes active in the database and the applicant will be allowed to modify the application as time goes on. The system will automatically e-mail each candidate every fifteen days, requesting his or her status and availability.

         An employer interested in the site is requested to complete a site registration set up questionnaire and is issued a password. Once the set up is complete, the employer will be asked to complete the profile section, which will provide background information for candidates to use prior to an interview. When an employer is ready to search the database, it will be prompted by the system to log in using its assigned password. Once accepted, the employer will then be allowed to input the skill set(s) that it is seeking along with the years of experience required. The employer will then initiate the search query and the system will produce a list of candidates, his or her skills that match the query, along with the percentile rank of the match of skills to the query. The output at this point will not offer personal information, references or candidate qualifiers. The employer will only see the skill set synopsis, which consist of the educational history, project resume, the candidate's personal resume and soft skill evaluation. Once the employer selects the candidate(s) that it wishes to interview, its account automatically gets debited for each selection. The employer is notified of the charge and the contact information for each candidate is then given. Along with the contact information, the system will allow the employer access to each candidate's audio/video clip and reference checks.

         ISEmployment will also offer a "hr tools" section which will allow registered users access to chat sessions and human resource links. The chat sessions will run at posted intervals and will offer free advice on current human resource issues, including such issues as immigration, recruiting and relocation. Each chat session will be headed by an accredited professional in the field. The "hr tools" will offer the candidate numerous help pages like the dos and don'ts of interviews, salary calculators and relocation information.

                                     History

         ISEmployment was founded by Scott Murray and Frank Ulakovich on March 7, 2000. Messrs. Murray and Ulakovich both have backgrounds in the traditional recruitment and placement industry and determined there was an opportunity to provide such services on-line. On June 30, 2000, ISEmployment and Magical Marketing, Inc., a "blank check" company, merged in a share exchange that resulted in Magical Marketing's acquiring all of the issued outstanding capital stock of ISEmployment for an aggregate of 400,000 shares of Magical Marketing. In connection with the merger, Magical Marketing changed its name to ISEmployment.com, Inc.

                                   Competition

         The market for online recruiting services is relatively new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new web sits and add content at relatively low costs within relatively short time periods. We expect competition to persist and intensify and the number of competitors to increase significantly in the future. We compete against other online recruiting services, such as Monster.com, Headhunter.net, Career Path and Career Mosaic, as well as corporate Internet sites, and not-for-profit web sites operated by individuals,
educational   institutions   and   governments.   In  addition  to  this  online
competition, we compete against a variety of companies that provide similar content through one or more media, such as classified advertising, radio and television. Many of our current and potential competitors, including those mentioned above, have significantly greater financial, technical and marketing resources, longer operating histories, better name recognition and more experience that we do. Many of our competitors also have established relationships with employers, recruiters and other job posters.

         To compete successfully, we must continue to attract more employers, recruiters and job seekers, and generate fees. The competitive factors attracting employers, recruiters and job seekers to our web site include the quality of presentation and the relevance, timeliness, depth and breadth of recruiting information and services offered on, and the ease of use of, our web site. Our competitors' services may be sufficiently attractive to employers, recruiters and job seekers to dissuade them from using our web site. If we are unable to attract a significant number of employers, recruiters and job seekers to our web site, our business, financial condition and results of operation will suffer.

                                   The Market

         The emergence of the Internet and the growth in its use has made it an attractive medium for online recruiting. We believe online recruiting is superior to traditional means of recruiting and job searching because it is interactive, easily accessible, timely and more cost-effective. As Internet usage becomes more widespread, we expect companies from a broad range of industries to increase their online recruiting efforts. As the online recruiting market matures, we believe that employers and recruiters will increasingly utilize those online recruiting services that enable them to access a large number of job seekers and exercise a high degree of control over the exposure of their job opportunities. We believe our product and services will positions us to take advantage of this market opportunity.

                                 Growth Strategy

         ISEmployment's objective is to be one of the leading providers of online recruiting services to employers and recruiters, especially within the information systems niche of that field. The industry is currently served by a small number of on-line systems that are interactively passive and have limited capability. In contrast, ISEmployment's system is an advanced search engine with a unique immigration function that will allow employers to access additional qualified candidates. In addition to providing an advance search engine, the key elements of ISEmployment's strategy are the following:

         Increase Awareness of ISEmployment. We plan to increase awareness of the ISEmployment brand through an aggressive marketing campaign that combines a combination of online and traditional advertising, direct marketing and strategic relationships.

         Aggressively Build and Expand Our Sales Force. We plan to rapidly expand our direct sales and telephone sales efforts by developing and then adding to our existing sales force and by opening additional sales offices in key metropolitan areas to further penetrate these markets.

         Promote and Enhance Web Site Functionality. We intend to make the process of posting and searching job opportunities on our web site easier and faster by increasing the usability and functionality of our web site. With the re-launch of our web site planned for September 2001 we expect to create this ease of use for our customers.

         Develop Strategic Relationships. We will enter into and evaluate strategic relationships as a means to increase traffic to our web site, enhance visibility of job opportunities, increase awareness of the ISEmployment brand, and provide marketing and cross-promotional opportunities.

                              Government Regulation

         There are an increasing number of laws and regulations pertaining to the Internet, including laws or regulations relating to user privacy, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy and domain name registration. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, patent, trademark, trade secrets, obscenity, libel, employment and personal privacy is uncertain and developing. We may become subject to burdensome government regulation, which may add additional costs to operating our business on the Internet or decrease demand for our services.

         Privacy Concerns. Government agencies are considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing web sites. While we have implemented and intend to implement additional programs designed to enhance the protection of the privacy of its users, these programs may not conform to any regulations adopted by these agencies. In addition, these regulatory and enforcement efforts may adversely affect our ability to collect demographic and personal information from users, which could have an adverse effect on our ability to provide advertisers with demographic information. The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. The directive could impose restrictions that are more stringent than current Internet privacy standards in the United States. The directive may adversely affect the activities of businesses that engage in data collection from users in European Union member countries.

         Domain Names. Domain names are the user's Internet "addresses." The current system for registering, allocating and managing domain names has been the subject of litigation and of proposed regulatory reform. Although we have registered "ISEmployment" as a domain name, third parties may bring claims for infringement against us for the use of their trademark. There can be no assurance that our domain name will not lose its value, or that we will not have to obtain entirely new domain names in addition to or in lieu of our current domain names if reform efforts result in a restructuring in the current system.

         Jurisdictions. Due to the global nature of the Internet, it is possible that, although our transmissions over the Internet originate primarily in Windsor, Canada, the governments of other states and foreign countries might attempt to regulate our business activities. In addition, because our service is available over the Internet in multiple states and foreign countries, these jurisdictions may require us to qualify to do business as a foreign corporation in each of these states or foreign countries, which could subject us to taxes and other regulations.

                                    Employees

         ISEmployment currently has 2 employees. ISEmployment relies heavily on its current officers in operating its business.

                                    Property

         ISEmployment's principal executive offices are located in 2,400 square feet at 213-380 Pelissier Street, Windsor, Ontario, Canada. ISEmployment leases the executive offices for $631 a month from Mr. Murray, President of ISEmployment. Management believes that the terms of this lease are as favorable as those that ISEmployment could obtain from an unaffiliated party.

                                   Litigation

         There is no outstanding material litigation in which the ISEmployment is involved and the ISEmployment is unaware of any threatened actions or claims against it.

                            Description Of Securities

         The ISEmployment has an authorized capitalization of 100,000,000 shares of common stock, $.001 par value per share, of which 2,100,000 shares were outstanding as of March 31, 2001.

Common Stock

         Presently there are 2,100,000 shares of the ISEmployment common stock issued and outstanding. The holders of the ISEmployment's common stock are entitled to one non-cumulative vote for each share held of record on all matters submitted to a vote of shareholders. The holders of common stock are entitled to receive ratably any dividends that are declared by the ISEmployment's Board of Directors out of funds legally available therefor and are entitled to share ratably in all of the assets of ISEmployment available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the ISEmployment. Holders of ISEmployment's common stock have no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto.

Transfer Agent

         The transfer agent for ISEmployment common stock is Holladay Stock Transfer Company, 2939 North 67th Place, Scottsdale, Arizona 85251.


                   Dividends; Market For ISEmployment's Shares

         During the last two years, no dividends have been paid on the ISEmployment's stock and the ISEmployment does not anticipate paying any cash dividends in the foreseeable future. Although it is the ISEmployment's intention to utilize all available funds for the development of the ISEmployment's business, no restrictions are in place, which would limit or restrict the ability of the ISEmployment to pay dividends.

         There is no public market for ISEmployment's common stock. ISEmployment's common stock may be traded in over-the-counter market in the near future; however, there can be no assurance of when or as to price at which the trading in ISEmployment's common stock will occur, or that any trading market that may be established will be sustained.

                                   Management

         Information as to the directors and officers of the ISEmployment is as follows:

         Scott Murray, age 30, has served as a director of ISEmployment.com, Inc. since its inception and became Co-Chief Executive Officer at that time; he also has served as Chief Financial Officer since June 1999. Mr. Murray served as President of International Technical Recruiting, Inc. a traditional recruitment and placement firm that represents many Fortune 500 companies from its inception in 1995 through the first quarter of 2000. Mr. Murray was a co-founder of ITR, which was established in 1995.

         Mr. Murray has also assumed the role of Chief Financial Officer of the ISEmployment. Mr. Murray founded ISEmployment with Mr. Ulakovich, his Co-Chief Executive; these responsibilities include strategic planning, quality control and management of the ISEmployment's personnel. Mr. Murray serves Chairman of the Society of Manufacturing Engineers and holds a seat on the Regional Committee for the Society of Manufacturing Engineers.

         Frank Ulakovich, age 29, has served as a Chairman of the Board of ISEmployment.com, Inc. since its inception and became Co-Chief Executive Officer at that time; he also has served as Secretary since June 1999. Mr. Ulakovich has served as Vice-President Technical Recruiting of ITR from its inception in 1995 through the first quarter of 2000. Mr. Murray directed the operations and expansion of ITR's technical division.

Executive Compensation

         Scott F. Murray and Frank Ulakovich each receive $48,000 a year in salary. They do not receive any other benefits. It is anticipated that in the future senior management will be provided additional benefits comparable for their industry.

Principal shareholders

         The following table contains information regarding the shareholdings of the ISEmployment's current directors and executive officers and those persons or entities who beneficially own more than 5% of the ISEmployment's common stock based on 2,100,000 shares issued and outstanding.

                              Amount of Common Stock     Percent of Common Stock
                                Beneficially Owned          Beneficially Owned
                              ---------------------      -----------------------

Directors and Officers

Scott Murray                        950,000                        45%
213-380 Pelissier Street
Windsor, Ontario, Canada

Frank Ulakovich                     950,000                        45%
213-380 Pelissier Street
Windsor, Ontario, Canada

                              Related Transactions

Transactions with Management and Related Transactions

         ISEmployment incurred system development expenses, consisting primarily of salaries for the company's founders, by assuming a loan payable to Mr. Murray's parents in the amount of $96,555. These funds were borrowed by Mr. Murray and an entity related to the company through common ownership. The funds were expended by these parties in conjunction with the development of the concept, programming, data base and web site that are intended to be used by the company. The loan was repaid by the company prior to September 30, 2000.

         ISEmployment leases its office facilities from Mr. Murray on a month-to-month basis. Rent is $938 per month in Canadian dollars or approximately $631 in U.S. dollars at September 30, 2000 exchange rates. The terms of the lease are as favorable to the company as could have been negotiated with an unaffiliated entity or person.

         ISEmployment has loaned $38,835 to International Technical Recruiting, Inc. The receivable is non-interest bearing and due on demand.

         On June 19, 2001, ISEmployment and International Technical Recruiting, Inc. entered into a Bill of Sale and Assignment of Intellectual Property Rights, in accordance with the agreement the software program consisting of the sub-skill section of ITR's recruiting assistance program was assigned to ISEmployment in exchange for 1.5 million shares of common stock of ISEmployment. Messrs. Murray and Ulakovich own 100% of ITR.

                    Indemnification Of Directors And Officers

         Wyoming law authorizes a Wyoming corporation to indemnify its officers and directors against claims or liabilities arising out of such person's conduct as officers or directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the ISEmployment. The Articles of Incorporation provide for indemnification of the directors of the ISEmployment. In addition, the Bylaws of the ISEmployment provide for indemnification of the directors, officers, employees or agents of the ISEmployment. In general, these provisions provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the ISEmployment.

                              Plan of Distribution

         A minimum of 250,000 shares and maximum of 1,000,000 shares of common stock will be offered for sale, subject to conditions described below, at $2.00 per share. ISEmployment does not have an underwriter for the offering, rather the offering will be sold by and through its directors and officers who will not receive additional compensation for their efforts.

         The offering will expire at 5:00 p.m. eastern standard time, on September 2001 unless extended up to an additional 60 days by ISEmployment. The minimum number of shares to be sold in the offering is 250,000. Until 250,000 shares are sold, all funds received for the purchase of shares will be deposited into an escrow account. In the event less than 250,000 shares are sold prior to the expiration of the offering, all funds received will be promptly refunded to investors without interest.

                                  Legal Matters

         The validity of the common stock offered hereby will be passed upon for ISEmployment by Robert H. Domico, Esq.

                                     Experts

         The financial statements and schedules of ISEmployment as of September 30, 1999 and 1998 included in this prospectus and elsewhere in this Registration Statement have been audited by Robison, Hill & Co., former independent public accountants for ISEmployment, as set forth in its report herein, and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

         The financial statements and schedules of ISEmployment as of September 30, 2000 in this prospectus and elsewhere in this Registration Statement have been audited by Levitz, Zacks & Ciceric, Inc. independent public accountants for ISEmployment, as set forth in its report herein, and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                             Additional Information

         ISEmployment has filed a registration statement under the Securities Act with the SEC to register the 1,000,000 shares of common stock . As allowed by SEC rules, this prospectus does not contain all of information you can find in the registration statement or the exhibits to the registration statement. The registration statement may be inspected without charge and copies may be obtained at prescribed rates at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street NW, Room 1024, Washington, DC 20549, or by calling the SEC at 1-800-SEC-0330, or on the Internet at http://www.sec.gov.

         ISEmployment will furnish to its shareholders annual reports containing audited financial statements reported on by independent public accountants for each fiscal year and make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page

Independent Auditor's Report- September 30, 2000  ...........................F-3

Balance Sheet
   September 30, 2000........................................................F-4

Statements of Operations for the
  Year Ended September 30, 2000..............................................F-5

Statements of Stockholders' Equity for the
  Year Ended September 30, 2000  ............................................F-6

Statements of Cash Flows for the
  Year Ended September 30, 2000 .............................................F-7

Notes to Financial Statements for the
   Year Ended September 30, 2000.............................................F-9

Independent Auditor's Report- September 30, 1999 and  1998  ............... F-16

Balance Sheets
   September 30, 1999 and 1998..............................................F-17

Statements of Operations for the
  Years Ended September 30, 1999 and 1998...................................F-18

Statement of Stockholders' Equity for the
  Years Ended September 30, 1999 and 1998 ..................................F-19

Statements of Cash Flows for the
  Years Ended September 30, 1999 and 1998...................................F-20

Notes to Financial Statements for the
   Years Ended September 30, 1999 and 1998..................................F-21

Interim Financial Information:

Balance Sheets
  March 31, 2001 and September 30, 2000 ....................................F-24

Statements of Operations for the
  Six Months Ended March 31, 2001 and 2000..................................F-25

Statements of Cash Flows for the
  Six Months Ended March 31, 2001 and 2000..................................F-27

Notes to Financial Statements for the
  Six Months Ended March 31, 2001 and 2000..................................F-28

                          Levitz, Zacks & Ciceric, Inc.
                          Certified Public Accountants

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
ISEmployment.com, Inc.

         We have audited the accompanying balance sheet of ISEmployment.com, Inc. (A Development Stage Company) as of September 30, 2000, the related statements of operations, stockholders' deficit, and cash flows for the year then ended and the period from October 20, 1999 (development stage inception) to September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ISEmployment.com, Inc. as of September 30, 2000, and the results of its operations and its cash flows for the year then ended and the period from October 20, 1999 (development stage inception) to September 30, 2000 in conformity with accounting principles generally accepted in the United States.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has a cumulative loss of $221,702 and limited cash resources with which to carry out management's plans. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Levitz, Zacks & Ciceric
San Diego, California
January 11, 2001

                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                                  Balance Sheet
                               September 30, 2000


                                     ASSETS

Current Assets:
  Cash                                                        $   2,944
  Due from officers                                               2,515
  Other receivables                                                 597
                                                              ---------

      Total assets                                            $   6,056
                                                              =========




                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
  Accounts payable                                            $  20,719
  Checks issued in excess of cash in bank                           626
  Loans payable in common stock                                 206,413
                                                              ---------

      Total current liabilities                                 227,758
                                                              ---------
Stockholders' Deficit:
  Common stock; $.001 par value; 100,000,000 shares
    authorized; 600,000 shares issued and outstanding               600
  Paid-in capital (deficit)                                        (400)
  Receivable for common stock                                      (200)
  Deficit accumulated during the development stage             (221,702)
                                                              ---------

      Total stockholders' deficit                              (221,702)
                                                              ---------

      Total liabilities and stockholders' deficit             $   6,056
                                                              =========






                 See accompanying notes to financial statements


                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                             Statement of Operations
                        Year Ended September 30, 2000 and
                        the Period from October 20, 1999
           (Date of Development Stage Inception) to September 30, 2000




                                                         October 20, 1999
                                                        (Development Stage
                                                           Inception) to          Year Ended
                                                        September 30, 2000    September 30, 2000
                                                        ------------------    ------------------

System development costs                                     $ 150,537             $ 150,537

General and administrative costs                                71,165                71,165
                                                             ---------             ---------

      Loss before income taxes                                 221,702               221,702

Income taxes                                                       -0-                   -0-
                                                             ---------             ---------

      Net loss                                               $ 221,702             $ 221,702
                                                             =========             =========


Basic and diluted loss per share                             $    (.25)            $    (.25)
                                                             =========             =========


Weighted average basic and diluted shares outstanding          890,908               900,000
                                                             =========             =========






                 See accompanying notes to financial statements


                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                       Statement of Stockholders' Deficit
                        Year Ended September 30, 2000 and
                        the Period from October 20, 1999
           (Date of Development Stage Inception) to September 30, 2000



                                                                                                  Deficit
                                                                                  Receivable    Accumulated
                                                                    Paid-in          for        During the
                                                                    Capital         Common      Development
                          Date         Shares         Amount       (Deficit)        Stock          Stage          Total
                       ----------   -----------    -----------    -----------    -----------    -----------    -----------
Balance, October 1,
1999 and October
  20, 1999                            1,000,000    $     1,000    $        75    $      --      $    (1,075)   $      --

Capital
  Contribution         03/31/2000          --             --              880           --             --              880

Merger
  Transaction          06/30/2000      (400,000)          (400)        (1,355)          (200)         1,075           (880)

Net loss for the
  year ended
  September 30, 2000                       --             --             --             --         (221,702)      (221,702)
                       ----------   -----------    -----------    -----------    -----------    -----------    -----------
Balance,
  September 30, 2000                $   600,000    $       600    $      (400)   $      (200)   $  (221,702)   $  (221,702)
                       ==========   ===========    ===========    ===========    ===========    ===========    ===========





                 See accompanying notes to financial statements


                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                             Statement of Cash Flows
                        Year Ended September 30, 2000 and
                        the Period from October 20, 1999
           (Date of Development Stage Inception) to September 30, 2000

                                                    October 20, 1999
                                                   (Development Stage
                                                        Inception) to       Year Ended
                                                   September 30, 2000   September 30, 2000
                                                   ------------------   ------------------
Cash flows from operating activities:
  Net loss                                              $(221,702)           $(221,702)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      System development expenses incurred
        by assumption of a related party loan              96,555               96,555
      System development expenses incurred
        by assumption of advances payable                  42,147               42,147
      Increase in accounts payable                         20,719               20,719
                                                        ---------            ---------

       Net cash used in operating activities              (62,281)             (62,281)
                                                        ---------            ---------

Cash flows from investing activities:
   Payments of amounts due from officers                   (2,515)              (2,515)
   Advances to company under common ownership                (597)                (597)
                                                        ---------            ---------

      Net cash used in investing activities                (3,112)              (3,112)
                                                        ---------            ---------

Cash flows from financing activities:
  Proceeds from loans payable in common stock             206,413              206,413
  Repayment of a related party loan                       (96,555)             (96,555)
  Repayment of advances payable                           (42,147)             (42,147)
  Checks issued in excess of cash in bank                     626                  626
                                                        ---------            ---------

       Net cash provided by financing activities           68,337               68,337
                                                        ---------            ---------

       Net increase in cash                                 2,944                2,944

Cash at beginning of period                                  --                   --
                                                        ---------            ---------

Cash at September 30, 2000                              $   2,944            $   2,944
                                                        =========            =========

Interest paid                                           $    --              $    --
Tax paid                                                $    --              $    --


                 See accompanying notes to financial statements

                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                             Statement of Cash Flows
                                   (Continued)
                        Year Ended September 30, 2000 and
                        the Period from October 20, 1999
           (Date of Development Stage Inception) to September 30, 2000


Supplemental disclosure of non-cash investing and financing activities:


     The Company incurred system development expenses by assuming a loan payable to a stockholder's parent in the amount of $96,555 and assuming advances payable in the amount of $42,147. These funds were initially borrowed by the stockholder and an entity related to the Company through common ownership. The funds were expended by these parties in conjunction with the development of the concept, programming, data base and web site that are intended to be used by the Company.

     Prior to the merger, the Company's former majority stockholder made a contribution to capital by paying certain Company expenses in the amount of $880.









                 See accompanying notes to financial statements

                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                          Year Ended September 30, 2000


Note 1.        THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT
               ACCOUNTING POLICIES

               The Company was incorporated under the laws of the State of Wyoming on February 27, 1997 as Magical Marketing, Inc. (Magical Marketing). The Company ceased all operating activities during the period from February 27, 1997 to October 20, 1999 and was considered dormant.

               On June 30, 2000, ISEmployment.com, Inc. (ISEmployment), a Delaware corporation, and Magical Marketing, merged. Magical Marketing became the surviving corporation and adopted the name ISEmployment.com, Inc. The Company issued 400,000 shares of common stock to the shareholders of the former ISEmployment.com, Inc. corporation and Magical Marketing's majority stockholder canceled his 800,000 shares of common stock in connection with the merger. The merger transaction is accounted for as a reverse acquisition and recorded at historical cost. The 400,000 common share decrease as a result of the merger transaction reflects the exchange of ISEmployment's 2,000,000 shares (Note 5) for 400,000 shares of Company common stock and the retirement of 800,000 shares of Company common stock. If the Company's financial statements were prepared for the period from March 7, 2000, the date of ISEmployment's formation, through September 30, 2000, they would be substantially the same as the accompanying financial statements.

               The  Company  is  primarily   engaged  in  raising   capital  and
               developing an on-line human resources and recruiting service for the information systems industry.

               Prior to the former ISEmployment's inception, the stockholders of the former ISEmployment.com, Inc., (who, after the merger, became the Company's President and Chairman of the Board as well as the majority stockholders) and an entity they controlled incurred costs in the development of the concept, data base, software and web site intended for the Company's operations. Management anticipates that subsequent to September 30, 2000, these parties will transfer the rights to the data base, software, web site and other related intangible assets to the Company in exchange for common stock. The Company will record the transfer at the transferors' historical cost basis of the assets.

               Revenue Recognition
               -------------------

               Revenue from providing services to customers will be recognized when the services are rendered.

               Capitalization of Internal-Use Software Costs
               ---------------------------------------------

               During the preliminary project stage, the Company expenses internal and external costs it incurs, or assumes from related parties, to develop internal-use software. During the application development project stage the Company capitalizes such costs and will amortize them on the straight-line method over their expected useful lives.

                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                          Year Ended September 30, 2000

Note 1.        THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT
               ACCOUNTING POLICIES (continued)

               Start-Up Costs
               --------------

               The Company expenses organization and start-up costs as incurred.

               Income Taxes
               ------------

               Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

               Use of Estimates
               ----------------

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

               Foreign Currency
               ----------------

               The Company generates and expends cash in both U.S. dollars and Canadian dollars. Management believes that the Company's primary economic environment is U.S. dollars.

               The Company's financial statements have been prepared on the basis of U.S. dollars, however certain transactions during the year were executed in Canadian dollars. Gains or losses from changes in Canadian dollar to U.S. dollar exchange rates for transactions denominated in Canadian dollars are included in the determination of operating results in the period in which the exchange rate changes. No significant transaction gains or losses were incurred for the year ended September 30, 2000.

               New Accounting Pronouncements
               -----------------------------

               The Company does not expect the adoption of any issued, but not yet effective, accounting pronouncements to have a material effect, if any, on its financial position or results of operations.

                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                          Year Ended September 30, 2000


Note 2.        GOING CONCERN UNCERTAINTY

               As shown in the financial statements, the Company has a cumulative loss of $221,702 and $2,944 of cash at September 30, 2000. The Company currently has no sales. Accounts payable and future commitments exceed the Company's cash balance. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans to address these issues include transferring to the Company, in exchange for common stock, the rights to the concept, data base, software, web site and other intangible assets intended for the Company's operations. In order to continue as a going concern, develop and commercialize its technology and, ultimately, achieve a profitable level of operations, the Company will need, among other things, additional capital resources and financing. Management's plans to obtain such resources for the Company include (1) raising additional capital through sales of common stock, the proceeds of which would be used to perfect the Company's technology and services and satisfy immediate operating needs; and (2) using common stock to pay for consulting and professional services. Management has been in discussion with various financial resources in securing a firm commitment on financing, but as of the date of the financials no firm commitments have been entered into. In addition, management expects to seek other potential joint venture partners or merger candidates that would provide financial, technical and/or marketing resources to enable the Company to realize the potential value of its technology. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

               The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

               Subsequent to September 30, 2000, the Company has raised $72,246 of additional financing (Note 12).

Note 3.        DUE FROM OFFICERS

               The  Company  has  advanced  funds  to its  President  and  Chief
               Executive   Officer   from  time  to  time.   The   advances  are
               non-interest bearing and due on demand.

                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                          Year Ended September 30, 2000


Note 4.        LOANS PAYABLE IN COMMON STOCK

               The Company's loans payable of $206,413 at September 30, 2000, are due and payable once the Company becomes publicly traded on the NASDAQ OTC market. Payment of the balance is to be made by issuing shares of Company common stock at a price of $.85 per share for a total of 242,838 shares. The loans are non-interest bearing.

Note 5.        RECEIVABLE FOR COMMON STOCK

               On March 7, 2000, the former ISEmployment issued 2,000,000 shares of its common stock in exchange for $200 in receivables. The receivables are non-interest bearing and due on demand. The receivables are carried in the balance sheet as a reduction to common stock.


Note 6.        INCOME TAXES

               The  Company's   provision  for  income  taxes  consists  of  the
               following:

                   Currently payable                                $        -0-
                   Deferred taxes                                        75,000
                   Valuation allowance                                  (75,000)
                                                                    -----------

                                                                    $        -0-

               Income tax at the federal statutory rate is reconciled to the Company's actual income tax provision as follows:

                   Federal income tax benefit at statutory rate              34%
                   Valuation allowance                                      (34)
                                                                    -----------

                                                                              0%
                                                                    ===========

               The Company's total deferred tax assets at September 30, 2000, consist of $75,000 associated with start-up costs capitalized for income tax purposes offset by a $75,000 valuation allowance. The valuation allowance will be evaluated each year considering evidence about whether the asset will be realized.

                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                          Year Ended September 30, 2000

Note 7.        LOSS PER SHARE

               Basic loss per share is calculated by dividing the net loss to the common shareholders by the weighted average number of shares outstanding for the period. Diluted loss per share reflects the potential dilution of securities that could share in earnings of an entity such as convertible debt, stock options and warrants. The Company has loans payable of $206,413 at September 30, 2000, that are payable once the Company becomes publicly traded on the NASDAQ OTC market by issuing shares of the Company common stock at a price of $.85 per share for a total of 242,838 shares. Diluted loss per share is the same as basic loss per share as all contracts to issue shares were anti-dilutive.

               For the year ended September 30, 2000, common stock outstanding is adjusted retroactively to equivalent shares as a result of 1,000 for 1 stock split during October 1999

Note 8.        STOCK SPLIT AND OTHER TRANSACTIONS

               On October 20, 1999 the Board of Directors authorized a 1,000 for 1 stock split, and changed the authorized number of shares to 100,000,000 shares and the par value to $.001. As a result of the split, an additional 999,000 shares were issued. All references in the accompanying financial statements to the number of common shares and per-share amounts have been restated to reflect this stock split.

               The Company on June 30, 2000 issued 400,000 shares to the prior shareholders of ISEmployment.com, Inc. (pre-merger company) and canceled 800,000 shares of Magical Marketing, Inc. These shares were issued pursuant to the Plan of Reorganization and Merger.

Note 9.        OPERATING LEASE

               On June 1, 2000, the Company entered into an agreement to lease office facilities under an operating lease expiring in May 2005. The lease was canceled and the Company forfeited its deposit on the facility.

Note 10.       RELATED PARTY TRANSACTIONS

               The Company incurred system development expenses, consisting primarily of salaries for the Company's founders, by assuming a loan payable to a stockholder's parent in the amount of $96,555. These funds were borrowed by the stockholder and an entity related to the Company through common ownership. The funds were expended by these parties in conjunction with the development of the concept, programming, data base and web site that are intended to be used by the Company. The loan was repaid by the Company prior to September 30, 2000.

               The Company leases its office facilities from a stockholder on a month-to-month basis. Rent is $938 per month in Canadian dollars or approximately $631 in U.S. dollars at September 30, 2000 exchange rates. Rent expense on this facility for the year ended September 30, 2000 totaled $1,897.

                             ISEMPLOYMENT.COM, INC.
                   (Formerly Known as Magical Marketing, Inc.)
                          (A Development Stage Company)
                          Notes to Financial Statements
                          Year Ended September 30, 2000

Note 10.       RELATED PARTY TRANSACTIONS (CONTINUED)

               The Company has advanced funds to its officers in the amount of $2,515. The Company lent funds to an entity related through common ownership in the amount of $597. These advances are non-interest bearing and are due on demand.

Note 11.       FAIR VALUE OF FINANCIAL INSTRUMENTS

               The carrying value of cash and accounts payable approximates fair value due to their short term nature. The fair value of the loans payable and advances payable are not determinable because quoted market prices are not available and the cost of obtaining an independent valuation is excessive.

Note 12.       SUBSEQUENT EVENTS

               Financing
               ---------

               Subsequent to September 30, 2000, the Company raised additional funds of $72,246 through loans payable in common stock totaling 84,992 shares. The loans are due and payable once the Company becomes publicly traded on the NASD OTC market.

Note 13.       YEAR 2000 CONVERSION (UNAUDITED)

               The Company recognizes the need to ensure its operations will not be adversely impacted by the year 2000 software failures.

               The Company's accounting software and certain other applications used in its operations were purchased from outside vendors. Certain web site applications have been developed internally. Management believes that these applications are Year 2000 compliant. As a result, management of the Company does not believe that the Year 2000 issue will have an adverse impact on its financial statements or on its operations.

                ROBISON, HILL & CO., A PROFESSIONAL CORPORATION,
                          Certified Public Accountants

                          INDEPENDENT AUDITOR'S REPORT


Magical Marketing, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of Magical Marketing, Inc. (a development stage company) as of September 30, 1999 and 1998,and the related statements of operations, stockholders' equity, and cash flows for the two years ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Magical Marketing, Inc. (a development stage company) as of September 30, 1999 and 1998, and the results of its operations and its cash flows for the two years ended September 30, 1999 in conformity with generally accepted accounting principles.

Respectfully submitted
Robison, Hill & Co.


/s/ Robison, Hill & Co.
Certified Public Accountants
Salt Lake City, Utah
November 23, 1999

                             ISEMPLOYMENT.COM, INC.
                          (Fka MAGICAL MARKETING, INC.)
                          (A Development Stage Company)
                                 BALANCE SHEETS


                                                    September 30,
                                                   1999       1998
                                                 -------    -------
Assets                                           $  --      $  --
Liabilities
  Accounts Payable                               $  --      $    50

Shareholders' Equity
  Common Stock, Par Value $.001
  Authorized 100,000,000 shares
  Issued 1,000,000 shares at
  September 30, 1999 and 1998                      1,000      1,000
Paid-In Capital                                       75       --
Retained Deficit                                  (1,075)    (1,050)
Deficit Accumulated During the
  Development State                                 --         --

  Total Stockholders' Equity                        --          (50)

Total Liabilities and
  Shareholders' Equity                           $  --      $  --








   The accompanying notes are an integral part of these financial statements.

                             ISEMPLOYMENT.COM, INC.
                          (Fka MAGICAL MARKETING, INC.)
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS


                                                       Cumulative since
                                 For the Year ended    inception of
                                    September 30,      development
                                   1999       1998     stage
                                 --------   --------   ---------------

Revenues                         $   --     $   --         $   --

Expenses                              25         25            --

  Net Loss                       $   (25)   $   (25)       $   --

Basic & Diluted loss per share   $   --     $   --














   The accompanying notes are an integral part of these financial statements.


                             ISEMPLOYMENT.COM, INC.
                          (Fka MAGICAL MARKETING, INC.)
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EOUITY
                 FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                                     Deficit
                                                                                   Accumulated
                                                                                     During
                                     Common Stock          Paid-In     Retained    Development
                                 Shares      Par Value     Capital      Deficit       Stage
                               ----------   ----------   ----------   ----------   ----------
Balance at February 27, 1997
(Inception)                          --     $     --     $     --     $     --     $     --

Net Loss                             --           --           --         (1,025)        --

Balance at September 30, 1997        --           --           --         (1,025)        --

November 4, 1997 Issuance of
Stock for Services and
Payment of Accounts payable         1,000        1,000         --           --           --

Net Loss                             --           --           --            (25)        --

Balance at September 30, 1998
As originally reported              1,000        1,000         --         (1,050)        --

Retroactive adjustment for
1,000 to 1 stock split
October 20, 1999                  999,000         --           --           --           --

Restated balance
October 1, 1998                 1,000,000        1,000         --         (1,050)        --

Capital contributed by
Shareholder                          --           --             75         --           --

Net Loss                             --           --           --            (25)        --

Balance at
September 30, 1999              1,000,000   $    1,000   $       75   $   (1,075)  $     --



   The accompanying notes are an integral part of these financial statements.


                             ISEMPLOYMENT.COM, INC.
                          (Fka MAGICAL MARKETING, INC.)
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS


                                                                            Cumulative
                                                                            since
                                                    For the Years Ended     Ended inception of
                                                       September 30,        development
                                                    1999           1998     stage
                                                    ----           ----     ------------------
CASH FLOWS FROM
OPERATING ACTIVITIES:

Net Loss                                            $(25)          $(25)    $--
Increase (Decrease) in
 Accounts Payable                                    (50)            25      --
Net Cash Used in
 Operating activities                                (75)           --       --

CASH FLOWS FROM
INVESTING ACTIVITIES:
Net Cash provided by
 Investing activities                                --             --       --

CASH FLOWS FROM
FINANCING ACTIVITIES:
Capital contributed
 By shareholder                                       75            --       --
Net Cash provided by
 Financing activities                                 75            --       --

Net (Decrease) in
 Cash and Cash Equivalents                           --             --       --
Cash and Cash Equivalents
 At Beginning of Period                              --             --       --
Cash and Cash Equivalents
 At End of Period                                    $--           $--      $--

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
 Interest                                            $--           $--      $--
 Franchise and income taxes                          $--           $--      $--



SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AN
FINANCING ACTIVIITES:  None


   The accompanying notes are an integral part of these financial statements.

                             ISEMPLOYMENT.COM, INC.
                          (Fka MAGICAL MARKETING, INC.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of accounting policies for Magical Marketing, Inc. is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization and Basis of Presentation

The Company was incorporated under the laws of the State of Wyoming on February 27, 1997. The Company ceased all operating activities during the period from February 27, 1997 to October 20, 1999 and was considered dormant. Since October 20, 1999, the Company is in the development stage, and has not commenced planned principal operations.

Nature of Business

The company has no products or services as of September 30, 1999. The Company was organized as a vehicle to seek merger or acquisition candidates. The Company intends to acquire interests in various business opportunities, which in the opinion of management will provide a profit to the Company.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             ISEMPLOYMENT.COM, INC.
                          (Fka MAGICAL MARKETING, INC.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998

Loss per Share

The reconciliations of the numerators and denominators of the basic loss per share computations are as follows:

                                           Income         Shares      Per-Share
                                         (Numerator)  (Denominator)     Amount
                                         -----------  -------------   ----------

For the year ended September 30, 1999:

Basic Loss per Share
Loss to common shareholders                $  (25)      1,000,000     $   -

For the year ended September 30, 1998:

Basic Loss per Share
Loss to common shareholders                $  (25)      1,000,000     $   -

The effect of outstanding common stock equivalents would be anti-dilutive for September 30, 1999 and September 30, 1998 and are thus not considered.

NOTE 2 - INCOME TAXES

As of September 30, 1999, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $1,000 that may be offset against future taxable income through 2011. Current tax laws limit the amount of loss available to be offset against future income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income will be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

NOTE 3 - DEVELOPMENT STAGE COMPANY

The Company has not begun principal operations and as is common with a development stage company, then Company has had recurring losses during its development stage.

NOTE 4 - COMMITMENTS

As of September 30, 1999 all activities of the Company have been conducted by corporate officers from either their homes or business offices. Currently, there are no outstanding debts owed by the Company for the use of these facilities and there are no commitments for future use of the facilitates.

                             ISEMPLOYMENT.COM, INC.
                          (Fka MAGICAL MARKETING, INC.)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998


NOTE 5 - STOCK SPLIT

On October 20, 1999 the Board of Directors authorized 1,000 to 1 stock split, changed the authorized number of shares to 100,000,000 shares and the par value to $.001 for the Company's common stock. As a result of the split, 999,000 shares were issued. All references in the accompanying financial statements to the number of common shares and per-share amounts for 1999 and 1998 have been restated to reflect the stock split.


                             ISEMPLOYMENT.COM, INC.
                          (A Development Stage Company)
                            Condensed Balance Sheets

                                                         March 31,      September 30,
                                                             2001             2000
                                                       -------------    -------------
                                                        (UNAUDITED)
                              ASSETS

Current Assets:
Cash                                                            --              2,944
Due from Officers                                               --              2,515
Fixed Assets                                                   2,388
Related Party Receivables                                     38,835              597
Other Assets                                                     353             --
                                                       -------------    -------------
                  Total assets                         $      41,576    $       6,056
                                                       =============    =============

               LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
         Accounts Payable                              $      49,865    $      20,719
         Overdraft                                               782              626
         Due to Officers                                      15,403             --
         Loans Payable                                       312,092          206,413
                                                       -------------    -------------
                  Total current liabilities                  378,142          227,758
                                                       -------------    -------------
Stockholders' Deficit:
         Common stock; $.001 par value;
         100,000,000 shares authorized;
         600,000 and 1,000,000 shares issued
         and outstanding                                         600              600
Paid in Capital (deficit)                                       (400)            (400)
Receivable for common stock                                     (200)            (200)
Deficit accumulated during the
development stage                                           (336,566)        (221,702)
                                                       -------------    -------------
         Total stockholders' deficit                        (336,566)        (221,702)
                                                       -------------    -------------
         Total liabilities
            and stockholders' deficit                  $      41,576    $       6,056
                                                       =============    =============


                 See accompanying notes to financial statements

                             ISEMPLOYMENT.COM, INC.
                          (A Development Stage Company)

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                              Cumulative From
                                       For the Six Months     (October 20, 1999)
                                            Ended             Development Stage
                                           March 31,          Inception through
                                       2001         2000      March 31, 2001
                                    ----------   ----------   ------------------

Revenues                            $     --     $     --        $     --
                                    ----------   ----------      ----------

Expenses
  System development costs              35,055         --           185,592
  General and Administrative            79,809          880         150,974
                                    ----------   ----------      ----------

         Net Loss                   $  114,864   $      880      $  336,566
                                    ==========   ==========      ==========

Basic & Diluted loss per share      $      .19   $     --        $      .42
                                    ==========   ==========      ==========

Weighted average basic and diluted
Shares outstanding                     600,000    1,000,000         792,425
                                    ==========   ==========      ==========






                 See accompanying notes to financial statements


                             ISEMPLOYMENT.COM, INC.
                          (A Development Stage Company)
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                                                       Cumulative From
                                                                      (October 20, 1999)
                                          For the Six Months ended    Development Stage
                                                                      Inception through
                                          March 31,      March 31,        March 31,
                                            2001           2000             2001
                                          ---------      ---------    -----------------
Cash flows from operating activities:
         Net loss                         $(114,864)     $    (880)       $(336,566)

Adjustments to reconcile net loss to
net cash used in operating activities:
  System development expense
    Incurred by assumption of a related
     party loan and advances payable           --             --            138,702
  Other assets                                 (353)          --
                                                                               (353)
  Increase in accounts payable               26,758           --             47,477
                                          ---------      ---------        ---------

 Net cash used in operating activities      (88,459)          (880)        (150,740)
                                          ---------      ---------        ---------

Cash flows from investing activities:
    Payments of  amount due from
    officers, (net)                           2,515           --               --
    Advances to related party               (38,238)          --            (38,835)
                                          ---------      ---------        ---------
         Net cash used in investing
         activities:                        (35,723)          --            (38,835)
                                          ---------      ---------        ---------

Cash flows from financing activities:
   Due to officers                           15,403           --             15,403
  Proceeds from loans payable               105,679           --            312,092
  Repayment of a related party loan            --          (96,555)
   Repayment  of advances payable           (42,147)
  Checks issued in excess of Cash in
   Bank                                         156           --                782
  Capital contribution by shareholder          --              880             --
                                          ---------      ---------        ---------
  Net cash provided by financing
   Activities                               121,238            880          189,575
                                          ---------      ---------        ---------

  Decrease in cash                           (2,944)          --               --
Cash at beginning of period                   2,944           --               --
                                          ---------      ---------        ---------
Cash at end of period                     $    --        $    --          $    --
                                          =========      =========        =========


                 See accompanying notes to financial statements

                             ISEMPLOYMENT.COM, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               As of March 31,2001

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         This summary of accounting policies for ISEmployment.com, Inc. (the Company) (a development stage company) is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Interim Reporting

         The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-QSB. Therefore, they do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and stockholders' equity in conformity with generally accepted accounting principles. The condensed balance sheet at September 30, 2000 was derived from the audited balance sheet at that date which is not presented herein. Except as disclosed herein, there has been no material change in the information disclosed in the notes to the financial statements included in the Company's annual report on Form 10-KSB for the year ended September 30, 2000. The unaudited statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for the six months. Operating results for interim periods are not necessarily indicative of the results for the year ending September 30, 2001.

Organization and Basis of Presentation

         The Company was incorporated under the laws of the State of Wyoming on February 27, 1997. The Company ceased all operating activities during the period from February 27, 1997 to October 20, 1999 and was considered dormant. On June 30, 2000, ISEmployment.com, Inc. (ISEmployment), a Delaware corporation, and Magical Marketing, Inc. (Magical Marketing), merged. Magical Marketing became the surviving corporation and adopted the name ISEmployment.com, Inc. The Company issued 400,000 shares of common stock to the shareholders of the former ISEmployment.com, Inc. corporation and the Company's majority stockholder cancelled his 800,000 shares of common stock upon the merger.

Nature of Business

         The Company has no products or services that were available as of March 31, 2001. The Company is primarily engaged in raising capital and developing an online human resources and recruiting service for the information systems industry.

Cash and Cash Equivalents

         The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

                             ISEMPLOYMENT.COM, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               As of March 31,2001


Pervasiveness of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 2 - INCOME TAXES

         Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.


NOTE 3 - DEVELOPMENT STAGE COMPANY

         The Company has not begun its principal operations and as is common with a development stage company, the Company has had recurring losses during its development stage.


NOTE 4 - RELATED PARTY RECEIVABLES

         The Company has loaned monies in the amount of $38,835 to a related party. These funds were borrowed by an entity related to the Company through common ownership. The receivable is non-interest bearing and due on demand.


NOTE 5 - COMMITMENTS AND CONTINGENCIES

         The Company has minimal capital resources presently available to meet obligations that normally can be expected to be incurred by similar companies, and with which to carry out its planned activities. These factors raise doubt about the Company's ability to continue as a going concern. Management is seeking additional equity financing to fund planned operations; management believes actions currently being taken provide the opportunity for the Company to continue as a going concern. However, there is no assurance that the Company will be able to obtain such financing. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                             ISEMPLOYMENT.COM, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               As of March 31,2001

NOTE 6 - STOCK SPLIT AND OTHER TRANSACTIONS

         On October 20, 1999 the Board of Directors authorized a 1,000 for 1 stock split, and changed the authorized number of shares to 100,000,000 shares and the par value to $.001. As a result of the split, an additional 999,000 shares were issued. All references in the accompanying financial statements to the number of common shares and per-share amounts for 1999 have been restated to reflect the stock split.

         The Company on June 30, 2000 issued 400,000 shares to the prior shareholders of ISEmployment.com, Inc. (pre-merger company) and cancelled 800,000 shares of Magical Marketing, Inc. These shares were issued pursuant to the Plan of Reorganization and Merger.


NOTE 7 - CAPITAL RESOURCES

         To date, the Company's cash requirements have exceeded its cash flow from operations. The Company historically has satisfied cash requirements through borrowings.

         The Company's success will be dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain financing or refinancing as may be required, and ultimately to attain profitability. The Company believes that it has insufficient cash resources to fund the Company's operations through fiscal 2001. The Company as of March 31, 2001 did not have any current arrangements or commitments for any future financing. The Company may not be able to obtain sufficient financing to satisfy its cash requirements. The Company may be required to obtain financing on terms that are not favorable to it and its shareholders. If the Company is unable to obtain additional financing when needed, it may be required to delay or scale back, which could have a material adverse effect on its business, financial condition and results of operations.

NOTE 8 - SUBSEQUENT EVENTS

         On June 19, 2001, the Company purchased all rights to certain software developed by a company wholly owned by the Company's Co-Chief Executive Officers in exchange for one million five hundred thousand shares of Company common stock. This software was developed prior to the formation of the original ISEmployment.com and its merger with Magical Marketing, Inc. and was developed to be a part of the Company's recruiting data base and web site. The Company will record the transfer at the transferors' historical cost basis of the assets which is currently estimated to approximate zero.

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         This Quarterly Report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to continue its expansion strategy, changes in costs of labor, and employee benefits, as well as general market conditions, competition and pricing. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and
therefore,   there  can  be  no  assurance  that  the  forward-looking
statements included in this Quarterly Report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements including herein, the inclusion of such information should not be regarded as are presentation by the Company or any other person that the objectives and plans of the Company will be achieved.

         As used herein the term "Company" refers to ISEmployment.com, Inc., a Wyoming corporation and its predecessors, unless the context indicates otherwise throughout this report.


ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION (CONTINUED)

RESULTS OF OPERATIONS

FOR THE SIX MONTHS ENDED MARCH 31, 2001 AND 2000.

         The Company had no sales or sales revenues for the six months ended March 31, 2001 or 2000 due to its development stage operations in 2001 and dormant status in 2000. On June 30, 2000 the Company acquired a business entity providing Internet based employment solutions. All expenses were incurred in developing new technology for web-design and general & administrative expenses.

         The Company recorded a net loss of $114,864 for the six months ended March 31, 2001 compared to a loss of $880 for the same period in 2000. The loss for 2001 consisted of $35,055 in system development costs, $79,809 in general and administrative costs while conducting the business development. The Company has incurred significantly more general and administrative and professional fees expenses in the past six months relative to its activities in going public.

CAPITAL RESOURCES AND LIQUIDITY

         As of March 31, 2001, the Company had total assets of $ 41,576 as compared to $0 of total assets at March 31, 2000. The Company is actively pursuing various financing sources to provide the necessary capital for its expansion plans. The Company has secured financing from unrelated parties on a short term borrowing of $312,092. The Company is pursuing further financing opportunities to further the Company's business plan and the development of the product and its implementation.

         Net stockholders' deficit in the Company was $336,566 as of March 31, 2001.

         Impact of the Year 2000. The Year 2000 (commonly referred to as "Y2K") issue results from the fact that many computer programs were written using two, rather than four, digits to identify the applicable year. As a result, computer programs with time-sensitive software may recognize a two-digit code for any year in the next century as related to this century. For example, "00", entered in a date-field for the year 2000, may be interpreted as the year 1900, resulting in system failures or miscalculations and disruptions of operations, including, among other things, a temporary inability to process transactions or engage in other normal business activities. While it is still too soon to state positively that the Y2K transition has passed without mishap, we believe that Y2K issues will not have a material adverse affect on our business.

Until 90 days after the effective date, all dealers that effect transactions in these shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with the offering described in this prospectus other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by ISEmployment.com, Inc. Neither the delivery of this prospectus nor any sale made pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of ISEmployment.com, Inc. since the date of this prospectus or that the information contained in it is correct as of any time subsequent to its date.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Wyoming law authorizes a Wyoming corporation to indemnify its officers and directors against claims or liabilities arising out of such person's conduct as officers or directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of ISEmployment. The Articles of Incorporation provide for indemnification of the directors of ISEmployment. In addition, the Bylaws of ISEmployment provide for indemnification of the directors, officers, employees or agents of ISEmployment. In general, these provision provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of ISEmployment.


ITEM 25. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

The registrant estimates that expenses in connection with the offering described in this registration statement will be as follows:

SEC registration fee...................................................$   500
Printing and engraving expenses........................................$ 2,000*
Accounting fees and expenses...........................................$ 1,000*
Legal fees and expenses (other than Blue Sky)..........................$20,000*
Blue sky fees and expenses (including legal and filing fees)...........$ 1,000*
Miscellaneous..........................................................$ 1,000*
                                                                       -------

    Total..............................................................$25,500*
                                                                       =======

*Estimated Amounts.

All expenses of the registration of the shares will be borne by ISEmployment.

ITEM 26..RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued by ISEmployment within the past three years and were not registered under the Securities Act:


                                             Shares Beneficially
        Name of                                Owned Prior to
    Security Holder                               Offering
    ---------------                               --------

Frank Anjakos                                     2,000(1)
1971 N. Lindenwood Drive
Tucson, AZ 85712

Cindy Baker                                       2,000(1)
P.O. Box 40484
Tucson, AZ 85717

Steve Bays                                        2,000(1)
5637 E. Spring Street
Tucson, AZ 85712

Brain Delfs                                       2,000(1)
5162 E. Citrus Street
Tucson, AZ  85712

James Delfs                                       2,000(1)
3730 N. Tucson Blvd.
Tucson, AZ  85716

Sam Erbst                                         2,000(1)
770 N. Dodge #33
Tucson, AZ 85749

Gus Fotinos                                       2,000(1)
6547 N. Turnberry Drive
Tucson, AZ  85718

Allyson Fox                                       2,000(1)
61 Kennedy Parkway
Toronto, Canada

Audra Guthery                                     2,000(1)
4810 E. Seneca
Tucson, AZ  85712

David H. Hack                                    50,000(1)
232 W. Smoot Drive
Tucson, AZ  85705

Matthew S. Hodges                                 2,000(1)
1529 N. Desmond
Tucson, AZ  85712

                                             Shares Beneficially
        Name of                                Owned Prior to
    Security Holder                               Offering
    ---------------                               --------

Kim Lasater                                       2,000(1)
5531 E. Spring Street
Tucson, AZ 85712

Jeff Milton                                       2,000(1)
2519 E. Helen
Tucson, AZ  85716

Suzanne Morvay                                    2,000(1)
4042 N. Pontatoc Road
Tucson, AZ 85718

Mike Neighbors                                    2,000(1)
128 N. Southern Swale Avenue
Tucson, AZ 85748

Thomas Nieman                                     2,000(1)
7825 E. Sabino Hallow Court
Tucson, AZ 85749

Ron Olson                                         2,000(1)
9969 E. Paseo San Ardo
Tucson, AZ  85747

Mark Polifka                                      2,000(1)
1132 Mohawk
Topanga, CA  90290

Sophie Radecki                                    2,000(1)
207 Hallow Street
Toronto, Canada M6H1Y6


Jonathan Roberts                                 50,000(1)
2102 N. Donner Avenue
Tucson, AZ  85749

Lowell E. Robinson                                2,000(1)
P. O. Box 23
Arivaca, AZ  85601

                                             Shares Beneficially
        Name of                                Owned Prior to
    Security Holder                               Offering
    ---------------                               --------

Monica Romero                                     2,000(1)
2528 W. Criswell Court
Tucson, AZ  85745

Melissa Saucedo                                   2,000(1)
7019 W. Avondale
Tucson, AZ  85743

Kevin Sherlock                                   50,000(1)
360 N. Craycroft
Tucson, AZ  85710

Howard Smith                                      2,000(1)
4050 N. Hiddencove Place
Tucson, AZ  85749

John Sylvester                                    2,000(1)
10222 E. Sylvester Road
Hereford, AZ  85615

Raymond Willey                                    2,000(1)
1192 Joseph Ct.
Ripton, CA  95366

Jennifer L. Worden                                2,000(1)
9055 E. Catlina Highway
No. 5206
Tucson, AZ  85749

Scott Murray                                    950,000(2)
213-380 Pelissier Street
Windsor, Ontario N9A 6W8
Canada

Frank Ulakovich                                 950,000(2)
213-380 Pelissier Street
Windsor, Ontario N9A 6W8
Canada

---------------
(1)      The securities were exchanged for goods and services.

(2) Represents 200,000 shares received as a part of a statutory share exchange between ISEmployment and Magical Marketing, Inc. and 750,000 shares exchanged for the intellectual property of International Technical Recruiting, Inc.

ITEM 27. EXHIBITS

(a)      The  following   exhibits  are  filed  as  part  of  this  Registration
         Statement:

2.1 Plan of Merger between ISEmployment.com, Inc. and the shareholders of Magical Marketing, Inc., dated June 30, 2000 (Incorporated by reference from Registrant's Exhibit 2.1 to the Current Report on Form 8-K, filed July 17, 1999)

3.1 Articles of Incorporation of ISEmployment.com, Inc. (Incorporated by reference from Registrant's exhibits 3.1 and 3.2 to the Registration of Securities on Form 10-SB, filed December 22, 1999)

3.2 By-Laws of ISEmployment.com, Inc. (Incorporated by reference from Registrant's exhibit 3.3 to the Registration of Securities on Form 10-SB, filed December 22, 1999)

4.1      Form of Common Stock Certificate*

5.1      Opinion of Robert H. Domico, Esq.*

10.1 Bill of Sale and Assignment of Intellectual Property, dated June 19, 2001, by International Technical Recruiting, Inc. to ISEmployment.com, Inc.

23.1     Consent of Levitz, Zacks & Cireric

23.2     Consent of Robison, Hill & Co.

23.3     Consent of Robert H. Domico, Esq. (included in Exhibit 5.1)*

---------------
*Previously filed on Registrant's SB-2 dated November 16, 2000.



ITEM 28. UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes to:

         (1)      File,   during   any  period  in  which  it  offers  or  sells
securities, a post effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

                  (iii)    Include   any   additional   or   changed    material
information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or a controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Windsor, Ontario, Canada, on June 28, 2001.


ISEmployment.com, INC.


By:  /s/ Scott Murray
     -----------------------------------

Scott Murray, President, and
signing in his capacity as
principal executive officer, principal
accounting officer and director


By:  /s/ Frank Ulakovich
     -----------------------------------

Frank Ulakovich, Chief Executive
Officer and director

                                  EXHIBIT INDEX


2.1 Plan of Merger between ISEmployment.com, Inc. and the shareholders of Magical Marketing, Inc., dated June 30, 2000 (Incorporated by reference from Registrant's Exhibit 2.1 to the Current Report on Form 8-K, filed July 17, 1999)

3.1 Articles of Incorporation of ISEmployment.com, Inc. (Incorporated by reference from Registrant's exhibits 3.1 and 3.2 to the Registration of Securities on Form 10-SB, filed December 22, 1999)

3.2 By-Laws of ISEmployment.com, Inc. (Incorporated by reference from Registrant's exhibit 3.3 to the Registration of Securities on Form 10-SB, filed December 22, 1999)

4.1      Form of Common Stock Certificate*

5.1      Opinion of Robert H. Domico, Esq.*

10.1 Bill of Sale and Assignment of Intellectual Property, dated June 19, 2001, by International Technical Recruiting, Inc. to ISEmployment.com, Inc.

23.1     Consent of Levitz, Zacks & Ciceric

23.2     Consent of Robison, Hill & Co.

23.3     Consent of Robert H. Domico, Esq. (included in Exhibit 5.1)

---------------
*Previously filed on Registrant's SB-2 dated November 16, 2000.